Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of Medicine Man Technologies, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements of Medicine Man Technologies, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Medicine Man Technologies, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/S/ BF Borgers, CPA P.C.

Certified Public Accountants

Lakewood, Colorado

January 6, 2022